As filed with the Securities and Exchange Commission on October 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TransCommunity Bankshares Incorporated

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-2032355 (I.R.S. Employer Identification No.)

9025 Forest Hill Avenue Richmond, Virginia (Address of principal executive offices)	23235 (Zip Code)

TransCommunity Bankshares Incorporated 2001 Stock Option Plan

(as amended effective March 27, 2003)

(Full title of the plan)

Bruce B. Nolte

President and Chief Operating Officer

TransCommunity Bankshares Incorporated

9025 Forest Hill Avenue

Richmond, Virginia 23235

(804) 320-6000

(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

F. Claiborne Johnston, Jr., Esq.

Troutman Sanders LLP

1111 East Main Street

Bank of America Center

Richmond, Virginia 23219

Telephone: (804) 697-1214

Facsimile: (804) 697-1339

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value, to be issued under TransCommunity Bankshares Incorporated 2001 Stock Option Plan (as amended effective March 27, 2003)	330,000 shares[1]	$10.00[2]	$3,300,000	$266.97

[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.
[2]	Pursuant to Rule 457(h)(1) under the 1933 Act, the offering price is based on the price at which the options may be exercised.

Part I — Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

TransCommunity Bankshares Incorporated (the “Company” or the “Registrant”) hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed on March 31, 2003;

(b)	The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, as filed on May 14, 2003;

(c)	The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003, as filed on August 12, 2003;

(d)	The description of the Company’s capital stock contained in Post-Effective Amendment No. 3 to the Company’s registration statement on Form SB-2 (No. 333-64566), as filed on April 17, 2003, as it may be amended by any amendment or report filed subsequent to this registration statement for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages in excess of one dollar to the full extent permitted by Virginia law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index appears at page 7 hereof.

Item 9. Undertakings.

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with the Commission under the 1934 Act.

(2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, State of Virginia, on October 22, 2003.

TransCommunity Bankshares Incorporated (Registrant)

By:	/s/ Bruce B. Nolte

President and Chief Operating Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William C. Wiley and Bruce B. Nolte, and each of them, as his or her attorney-in-fact for him or her and in his or her name and on his or her behalf as a director and/or officer of TransCommunity Bankshares Incorporated to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorney-in-fact may deem appropriate or necessary and to cause the same to be filed with the Securities and Exchange Commission.

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities indicated below on this 22nd day of October, 2003.

Signature	Title

/s/ William C. Wiley William C. Wiley	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas M. Crowder Thomas M. Crowder	Chief Financial Officer and Director (Principal Accounting Officer and Principal Financial Officer)

/s/ Dean P. Agee Dean P. Agee	Director

/s/ Richard W. Mayhew Richard W. Mayhew	Director

Julian C. Metts, Jr.	Director

/s/ James L. Minter James L. Minter	Director

/s/ Lawrence B. Nuckols Lawrence B. Nuckols	Director

Troy A. Peery, Jr.	Director

John W. Pretlow, Jr.	Director

/s/ John J. Purcell, Jr. John J. Purcell, Jr.	Director

George W. Rimler	Director

Stuart C. Siegel	Director

John J. Sponski	Director

/s/ John C. Watkins John C. Watkins	Director

Robin Traywick Williams	Director

/s/ Bruce B. Nolte Bruce B. Nolte	Attorney-in-Fact/President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number

4.1	Articles of Incorporation of TransCommunity Bankshares Incorporated, incorporated herein by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-4 (No. 333-64566), filed May 17, 2001.

4.2	Bylaws of TransCommunity Bankshares Incorporated, incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-KSB, filed March 31, 2003.

5	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock under the Plan, filed herewith.

23.1	Consent of Troutman Sanders LLP, contained in the opinion filed as Exhibit 5 hereto.

23.2	Consent of S.B. Hoover & Company, L.L.P., independent public accountants, filed herewith.

24	Powers of Attorney of directors of TransCommunity Bankshares Incorporated, on page 5-6 herein.

99	TransCommunity Bankshares Incorporated 2001 Stock Option Plan (as amended effective March 27, 2003), incorporated herein by reference to Exhibit 10.2(c) to the Post-Effective Amendment No. 3 to the registrant’s Registration Statement on Form SB-2 (No. 333-64566), filed April 17, 2003.